Exhibit 10.2
Description of post-employment medical and prescription drug benefits
On September 17, 2009, the Board of Directors of National Fuel Gas Company (the “Company”) voted to provide to Matthew D. Cabell post-employment medical and prescription drug benefits, subject to certain conditions. Mr. Cabell is President of Seneca Resources Corporation (“Seneca”), the Company’s natural gas and oil exploration and production subsidiary. As a threshold eligibility requirement, Mr. Cabell must be employed in good stead at Seneca or another subsidiary of the Company until at least March 20, 2018. These benefits will be provided, if at all, at the time Mr.Cabell’s employment ceases, subject to the same terms and conditions, including at the same monthly cost to him and with the same levels and types of benefits, if any, as may then be applicable to retiring officers of the Company’s utility subsidiary. The Company may from time to time in its sole discretion revise or eliminate, in whole or in part, the benefits to be provided to Mr. Cabell in the same manner and to the same extent as the benefits to be provided to officers of the Company’s utility subsidiary. In addition, Mr. Cabell will forfeit these benefits if he resigns on or before March 20, 2018 or if the Company or one of its subsidiaries terminates his employment at any time.